EXHIBIT 4.3.1

RESTATED

CERTIFICATE OF TRUST

OF

USB CAPITAL VII

     THIS RESTATED CERTIFICATE OF TRUST of USB CAPITAL VII (the “Trust”), dated as of April 28, 2005, is being duly executed and filed by the undersigned, as trustees, to amend and restate under the Delaware Statutory Trust Act (12 Del. C. (Section) 3801 et seq.) the Certificate of Trust of the Trust which was originally filed on May 8, 2001.

     The Certificate of Trust is hereby amended and restated in its entirety to read as follows:

     1. NAME. The name of the statutory trust is USB Capital VII.

     2. DELAWARE TRUSTEE. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are Delaware Trust Company, National Association, 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801.

     3. EFFECTIVE DATE. This Restated Certificate of Trust shall be effective upon filing.

     IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Restated Certificate of Trust as of the date first above written.

DELAWARE TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Steve Finklea
	Name:	Steve Finklea
	Title:	Vice President

/s/ David M. Moffet
David M. Moffett, as Administrative Trustee

/s/ Daryl N. Bible
Daryl N. Bible, as Administrative Trustee

/s/ Lee R. Mitau
Lee R. Mitau, as Administrative Trustee